Form 10-Q

November 20, 2017

Tyler Wall
[Address]

Dear Tyler:
Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1)
Position. You will start in a full-time position as the Company’s Chief Legal Officer (your “Position”) on November 27, 2017 and will report to Dheeraj Pandey, the Company’s Chief Executive Officer. In this role, you will be primarily responsible for leading the worldwide Legal team. Moreover, you will render such business and professional services in the performance of your duties, consistent with your Position, as shall reasonably be assigned to you by the Chief Executive Officer. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay. Additionally, your employment with the Company is contingent upon receipt of proof of your eligibility to work in the United States (as required by law) and completion of satisfactory reference and background checks. By signing this letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing the duties of your Position with the Company.

2)
Compensation. Your starting compensation will be a semi-monthly salary of $14,583.33, which is the equivalent of $350,000 on an annual basis, payable based on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect and as amended from time to time. In addition, you will be eligible for discretionary annual incentive compensation, with an annual target of $150,000 at 100% achievement, under the Company’s Executive Bonus Plan. This discretionary annual incentive compensation will be subject to achievement of performance targets, which targets will be set by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Compensation Committee”), as determined by the Board, promptly after the beginning of each fiscal year. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Compensation Committee (if so delegated by the Board) in its sole discretion. The annual incentive compensation paid to you under the Executive Bonus Plan for the Company’s 2018 fiscal year, if any, will be pro-rated based on your time of service during such fiscal year. Your base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or the Compensation Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations.

3)
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy. You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary.

4)
Restricted Stock Units. Subject to the approval of the Board, you will be granted 300,000 restricted stock units (the “RSUs”), which represent the right to receive 300,000 shares of Nutanix common stock if specific vesting requirements are satisfied. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2016 Equity Incentive Plan (the “Plan”), as described in the Plan, as well as in one or more restricted stock unit agreements (“RSU Agreements”) which you will be required to sign. You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock. Subject to the approval of the Board and your continuous service with the Company, as described in the applicable RSU Agreements, the shares subject to the RSUs will vest as follows: the “Vesting Commencement Date” for the RSUs will be the first March 15th, June 15th, September 15th, or December 15th, whichever is closest, following your employment start date; 25% of the RSUs will vest on the one-year anniversary of the Vesting Commencement Date (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), and 1/16th of the RSUs will vest in quarterly installments thereafter on the 15th day of the applicable month (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), so as to be 100% vested on the date that is the four-year anniversary of the Vesting Commencement Date (the foregoing schedule, the “Vesting Schedule”). In the event that your continuous service ceases prior to each applicable vesting date in the Vesting Schedule, then any unvested portion of the RSUs and your right to acquire any shares subject to such unvested portion of the RSUs will immediately terminate.

5)
Change of Control. Subject to designation by the Compensation Committee of you as an Eligible Employee (as defined in the CoC Policy, defined below) and provided you have executed a Participation Agreement in the form attached hereto as Exhibit A (the “Participation Agreement”), you will eligible to participate in the Company’s Change of Control and Severance Policy (“CoC Policy”) at the Tier 2 Level. A copy of the CoC Policy and the Participation Agreement are attached hereto as Exhibit A.

6)
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Inventions Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed CIIAA before your first day of employment. A copy of the CIIAA is attached hereto as Exhibit B.

7)
At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8)
Conditions. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you acknowledge that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

9)	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the

Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information of your former employers. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10)	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to applicable withholding and payroll taxes.

11)	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

12)
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this letter agreement.

13)
Entire Agreement. This letter agreement, along with the CIIAA, the Plan, the RSU Agreements, the CoC Policy, and the Participation Agreement (if and when executed), set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter agreement. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

-Signature page follows-    If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information & Inventions Assignment Agreement and return them via DocuSign. This offer, if not accepted, will expire at the close of business on November 20, 2017.

We look forward to having you join us no later than November 27, 2017.
Sincerely,
Nutanix, Inc.

By /s/ Dheeraj Pandey______________
(Signature)
Name: Dheeraj Pandey
Title: Co-Founder and CEO

ACCEPTED AND AGREED: I confirm I am Tyler Wall and I intend to electronically sign this document.  I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Tyler Wall

/s/ Tyler Wall    (Signature)
November 20, 2017    Date